Exhibit 10.26

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

SECURED PROMISSORY NOTE

September 15, 2026

FOR VALUE RECEIVED, in consideration of the Noteholder’s payment to the Borrower of $250,000 (the “Purchase Price”), and subject to the terms and conditions set forth herein, FullPAC, Inc., a Nevada corporation (the “Borrower”) hereby unconditionally promises to pay to SEG Opportunity Fund, LLC (the “Noteholder”) the principal amount of $300,000 (the “Loan”), which amount includes original issuance discount of $50,000 (the “Original Issuance Discount”), and other amounts due and payable as provided in this Secured Promissory Note (the “Note”).

1. Definitions. Capitalized terms used herein shall have the meanings set forth in Section 1.

“Borrower” has the meaning set forth in the introductory paragraph.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Default” means any of the events specified in Section 6 which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Section 6 would, unless cured or waived, become an Event of Default.

“Event of Default” has the meaning set forth in Section 6.

“Indemnitees” has the meaning set forth in Section 8.13.

“Law” means any federal, state, local, or foreign statute, law, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement, or governmental requirement enacted, promulgated, entered into, agreed to, or imposed by any governmental authority.

“Loan” has the meaning set forth in the introductory paragraph.

“Maturity Date” means October 15, 2026.

“Note” has the meaning set forth in the introductory paragraph.

“Note Documents” means, collectively, this Note, each security agreement, financing statement, deposit account control agreement and other instrument or document executed and delivered by the Borrower in connection with this Note, and any amendments, supplements, or modifications to any of the foregoing.

“Noteholder” has the meaning set forth in the introductory paragraph.

“Parties” means the Borrower and the Noteholder.

“Permitted Liens” has the meaning set forth in Section 5.3.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

“Responsible Officer” means, with respect to any Person as applicable, the chief executive officer, president, chief financial officer, chief operating officer, treasurer, general counsel or any other executive officer of such Person, and, with respect to any particular matter, any other officer or employee of such Person having primary responsibility for, or knowledge of, such matter.

“Securities Act” has the meaning set forth in the restrictive legend set forth at the beginning of this Note.

2. Interest; Maturity Date. The Loan shall bear no interest. The entire principal amount of the Loan shall be repaid by the Borrower at Maturity Date. The Borrower and the Noteholder acknowledge that this Note is issued with Original Issuance Discount equal to the excess of the principal amount of the Loan over the Purchase Price. The Original Issuance Discount is consideration for the use of the Purchase Price and not for services, is fully earned on the date the Purchase Price is received by the Borrower, and is not refundable in whole or in part, including upon any prepayment under Section 4.1.

3. Security Interests. The Borrower’s performance of its obligations hereunder is secured by a security interest in all of the Borrower’s tangible and intangible personal property including all accounts, goods, inventory, equipment, payment intangibles, intellectual property, deposit accounts, general intangibles, notes, chattel paper, instruments, investment property and all products and proceeds of the foregoing, whether now owned or hereafter acquired or arising and wherever located (collectively the “Collateral”), subject to the Permitted Liens. The Borrower shall, concurrently with the execution of this Note, execute and deliver to the Noteholder all such security agreements, financing statements, and other instruments and documents as the Noteholder may reasonably request to create, perfect, and maintain such security interest and perfected liens. The security interest granted under this Loan is expressly junior and subordinate to the security interests securing those certain Secured Promissory Notes issued by RoboCent, Inc., a Virginia corporation and a wholly-owned subsidiary of Borrower, between June and September 2025 in the aggregate original principal amount of approximately $1,250,000 (the “Senior Secured Notes”), and the Noteholder agrees not to take any enforcement action with respect to the Collateral that would be inconsistent with the priority of the Senior Secured Notes.

4. Payment.

4.1 Prepayments. No amounts prepaid by the Borrower may be reborrowed. The Borrower may prepay a portion or all of the Note on three (3) days’ written notice to the Noteholder.

4.2 Manner of Payments. All payments of principal and other amounts due and payable hereunder shall be made in lawful money of the United States of America no later than 4:00 PM (local time in New York City, New York) on the date on which such payment is due by wire transfer of immediately available funds to an account of the Noteholder specified by the Noteholder in writing to the Borrower.

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4.3 Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

4.4 Rescission of Payments. If at any time any payment made by the Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Borrower’s obligation to make such payment shall be reinstated as though such payment had not been made.

5. Covenants.

5.1 [Reserved]

5.2 [Reserved]

5.3 Liens. Until all amounts outstanding under this Note have been paid in full, the Borrower shall not sell, assign (by operation of law or otherwise), exchange or otherwise dispose of any assets of the Borrower, other than sales of inventory and obsolete or worn-out equipment in the ordinary course of business. The Borrower shall not incur, create, assume or suffer to exist any lien on any of its assets, whether now owned or hereinafter acquired except for (a) liens for taxes not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established; (b) non-consensual liens arising by operation of law, arising in the ordinary course of business, and for amounts which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established; (c) liens created pursuant to the Note Documents; (d) liens existing on the date hereof; (e) any unfiled materialmen’s, mechanic’s, workmen’s, carriers’, warehousemen’s, and repairmen’s liens arising in the ordinary course of business in respect of obligations that are not overdue (provided, that if such a lien shall be perfected, it shall be discharged of record within a commercially reasonable amount of time by payment, bond or otherwise) or that are not yet payable or which are being contested in good faith by appropriate proceedings and for which the Borrower shall have set aside adequate reserves or made other adequate provision with respect thereto acceptable to the Noteholder in its sole discretion; (f) deposits to secure the performance of bids, trade contracts and leases (other than indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (g) such other liens, easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of the Borrower, and such other minor title defects or survey matters that are disclosed by current surveys that have been provided to the Noteholder prior to the date hereof; and (h) liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries, provided, that subsections (e) through (h) of the foregoing shall not exceed $1,000,000 in the aggregate at any one time (collectively the “Permitted Liens”).

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5.4 [Reserved]

5.5 Notices. The Borrower shall promptly, and in any event within three (3) Business Days after any Responsible Officer becomes aware thereof, provide the Noteholder with written notice of the occurrence of any Default or Event of Default, together with a reasonably detailed description thereof and the actions taken or proposed to be taken with respect thereto, at the address set forth in Section 8.1 below.

5.6 Further Assurances. Subject to the limitations set forth herein and in the other Note Documents, promptly upon the reasonable request of Noteholder, (a) correct any material defect or error in the execution, acknowledgment, filing or recordation of any Note Document, and (b) execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further deeds, certificates, assurances and other instruments (including terminating any unauthorized financing statements) as Noteholder may reasonably require from time to time in order to (i) (x) to the fullest extent permitted by applicable Law, subject the Borrower’s properties, assets, rights or interest now or hereafter intended to be covered by any of the Note Documents to the liens of the Noteholder or (y) to the extent necessary to perfect and maintain the validity, effectiveness and priority of any of the liens intended to be created thereunder and (ii) assure, convey, grant, assign, transfer, preserve, protect and confirm (in each case to the extent necessary) unto the Noteholder the rights and liens granted or now or hereafter intended or purported to be granted to the Noteholder under any Note Document or under any other instrument executed in connection with any Note Document to which the Borrower is or is to be a party.

6. Events of Default. The occurrence and continuance of any of the following shall constitute an “Event of Default” hereunder:

6.1 Failure to Pay. The Borrower fails to pay any principal or other amount when due hereunder and such failure continues for five (5) Business Days.

6.2 Bankruptcy.

(a) The Borrower commences any case, proceeding or other action (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to them, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to them or their debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for them or for all or any substantial part of its assets, or such party makes a general assignment for the benefit of its creditors;

(b) there is commenced against Borrower any case, proceeding or other action of a nature referred to in Section 6.2(a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of sixty (60) days;

(c) there is commenced against Borrower, other than as filed by Noteholder or any other indemnitee, any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof;

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(d) The Borrower takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(c) above.

6.3 Breach of Covenant. The Borrower fails (i) to comply with its obligations under Section 3 and Section 5 hereof or (ii) to perform or observe any other term, provision, covenant or agreement of Borrower set forth in this Note. Any such failure that is capable of cure shall not constitute an Event of Default unless it continues unremedied for ten (10) Business Days after the date on which a Responsible Officer becomes aware of such failure. No cure period shall apply to a failure that by its nature is incapable of cure.

6.4 Default. A default or event of default has occurred with respect to any indebtedness of the Borrower in an aggregate principal amount in excess of $1,000,000, whether individually or in the aggregate, including (A) any failure to pay any principal, interest, premium, or other amount when due (after giving effect to any applicable notice or grace period), or (B) any other default or event of default that results in, or permits the holder or holders of such indebtedness (or any trustee or agent on their behalf) to cause, such indebtedness to become due and payable prior to its stated maturity, following expiration of all applicable notice and cure periods, provided, however, that this clause (ii) shall not apply while the existence or amount of such default is being contested in good faith by the Borrower through appropriate proceedings.

6.5 Proceeding. The commencement by the Borrower or any of its officers or directors of a case or proceeding in any federal, state or foreign jurisdiction or arbitration or similar proceeding against the Noteholder or its investment manager, or their directors, officers, shareholders, members, partners, employees, affiliates and agents and each person who controls the Noteholder and its investment manager and their directors, officers, shareholders, agents, members, partners or employees, whether related to this Note, any other Note Document or otherwise, including, without limitation, an action related to any and all claims (whether direct, class, derivative, representative or otherwise), actions, suits, liabilities, damages (whether compensatory, punitive or otherwise), whether currently known or unknown; provided that this Section shall not apply to a defense or compulsory counterclaim, a good-faith action to enforce a Note Document, a claim based on fraud, gross negligence, bad faith or willful misconduct, truthful regulatory reporting or a claim that cannot lawfully be waived.

7. Remedies. Upon the occurrence of any Event of Default and at any time thereafter, the Noteholder may at its option (a) declare the entire principal amount of this Note, immediately due and payable; and/or (b) exercise any or all of its rights, powers or remedies under this Note and/or applicable law; provided, however that, if an Event of Default described in Section 6.2 shall occur, the entire principal amount of this Note shall become immediately due and payable without any notice, declaration or other act on the part of the Noteholder.

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8. Miscellaneous.

8.1 Notices. Notices, requests or other communications required or permitted to be delivered hereunder by either Party under this Note shall be delivered to:

If to Borrower:

FullPAC, Inc.

1206 Laskin Road Suite 201-o

Virginia Beach, VA

23451

If to Noteholder:

[__].

8.2 Expenses. The Borrower hereby agrees to pay on demand: (a) all costs and expenses of the Noteholder in connection with any Event of Default and the enforcement of this Note, including, without limitation, the fees and expenses of legal counsel for the Noteholder, and (b) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any governmental authority in respect of this Note.

8.3 Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Borrower hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein (i) shall be deemed or operate to preclude the Noteholder from bringing suit or taking other legal action against Borrower in any other jurisdiction to collect on Borrower’s obligations to the Noteholder, or to enforce a judgment or other court ruling in favor of the Holder or (ii) shall limit, or shall be deemed or construed to limit, any provision of Section 8.2. BORROWER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

8.4 Note Document. This Note is a Note Document.

8.5 Counterparts; Integration; Effectiveness. This Note and any amendments, waivers, consents or supplements hereto and thereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note (together with the other Note Documents) constitutes the entire contract between the Parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note. This Note shall become effective only upon the Borrower’s receipt of the Purchase Price in immediately available funds. If the Purchase Price is not received within five (5) Business Days after the date of this Note, this Note shall be void and of no force or effect.

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8.6 Successors and Assigns. This Note may be assigned or transferred by the Noteholder to any Person. The Borrower may not assign, transfer or delegate this Note or any of its rights or obligations hereunder without the prior written consent of the Noteholder. This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns.

8.7 Interpretation. For purposes of this Note (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without being limited to”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Note as a whole; (d) words of masculine, feminine, or neuter gender shall mean and include the correlative words of the other genders, and words importing the singular number shall mean and include the plural number, and vice versa; (e) no inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion of this Note; (f) all obligations of the Borrower under this Note shall be performed and satisfied by or on behalf of the Borrower at the Borrower’s sole expense; (g) the term “provisions,” when used with respect hereto or to any other document or instrument, shall be construed as if preceded by the phrase “terms, covenants, agreements, requirements, and/or conditions”; and (h) the terms “any” and “all” shall mean “any or all”. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined.

8.8 Absolute Obligation. No provision of this Note shall alter or impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of and liquidated damages, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Borrower.

8.9 Amendments and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by the Parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

8.10 Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

8.11 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Noteholder, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.12 Electronic Execution. The words “execution,” “signed,” “signature,” and words of similar import in the Note shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 USC § 7001 et seq.), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. Law §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act.

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8.13 Indemnity. The Borrower shall indemnify and hold harmless the Noteholder and its directors, officers, shareholders, members, partners, employees, affiliates and agents and each Person who controls Noteholder, and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling Persons (collectively the “Indemnitees”) against, and hold each Indemnitee harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including, without limitation, all judgments, amounts paid in settlements, court costs and attorneys’ fees and any other ancillary litigation related costs, costs of investigation and costs of enforcing this indemnity that any such incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Note, the performance by the Parties hereto of their respective obligations hereunder, or the consummation of the transactions contemplated hereby, (ii) the use or proposed use of the proceeds of the borrowing hereunder, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, and regardless of whether any Indemnitee is a party thereto. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waive, any claim against any Indemnitee that it currently has or may have in the future, on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of, this Note, the transactions contemplated hereby, or any use of the proceeds of the borrowing hereunder. For the avoidance of doubt, notwithstanding anything to the contrary in this Section, Borrower does not hereby release, nor will it be required to indemnify any indemnitee, for future actions of an indemnitee that is finally and judicially determined to be a breach of an obligation of Noteholder or indemnitee under this Note that occur after the date hereof or that is finally and judicially determined to be due to the fraud, willful misconduct, bad faith or gross negligence of the Noteholder. All amounts due under this subsection shall be payable by the Borrower within ten (10) Business Days after demand therefor. No Indemnitee shall be liable for any damages arising from the use of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Note or the transactions contemplated hereby or thereby by unintended recipients. The indemnity obligation set forth in this section shall survive the repayment, satisfaction or discharge of all the other obligations and liabilities of the Parties under this Note.

8.14 Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

8.15 Tax Gross-Up. Each payment to be made by Borrower hereunder shall be payable without set-off or counterclaim, and free and clear of and without deduction or withholding for or on account of any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority excluding net income taxes or branch profit taxes or franchise taxes imposed in lieu of net income taxes imposed on the Noteholder as a result of a present or former connection between such party and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any connection arising solely from the Noteholder having executed, delivered or performed its obligations or received a payment under, or enforced this Note). Without limiting the generality of the foregoing, if any taxes or amounts in respect thereof must be deducted or withheld from any amounts payable or paid by Borrower hereunder, Borrower shall pay such additional amounts as may be necessary to ensure that the Noteholder receives a net amount equal to the full amount which it would have received had payment not been made subject to such taxes. Within 15 days of each payment by Borrower hereunder of taxes or in respect of taxes, Borrower shall deliver to the Noteholder satisfactory evidence (including originals, or certified copies, of all relevant receipts) that such taxes have been duly remitted to the appropriate authority or authorities. Borrower agrees to indemnify the Noteholder for the full amount of taxes paid by such party in respect of this section and any liabilities (including penalties and expenses arising from the failure of Borrower to pay such taxes when due) arising therefrom or therewith, in each case upon Borrower receiving reasonable evidence concerning the amount of such tax and liability owing. This indemnification shall be paid within 15 days after the Noteholder has made the demand therefor.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Note as of the date set forth above.

Borrower:

FullPAC, Inc.

By:	/s/ Travis Trawick
Name:	Travis Trawick
Title:	Chief Executive Officer

Noteholder:

SEG Opportunity Fund, LLC

By:	/s/ Joseph Reda
Name:	Joseph Reda
Title:	Managing Member

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